Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 24, 2007.

Pricing Supplement to the Prospectus dated December 5, 2006, the Prospectus Supplement dated December 5, 2006, and the Prospectus Supplement No. 656 dated August 23, 2007 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Leveraged Equity Index-Linked Notes due 2008 (Linked to The Financial Select Sector Index)

        The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (which will be determined on the trade date and is expected to be approximately 13 months after the original issue date, subject to postponement as described elsewhere in this pricing supplement) is linked to the performance of The Financial Select Sector Index, as measured during the period from the trade date through the determination date (which will be determined on the trade date and is expected to be five trading days prior to the stated maturity date, subject to postponement in case of market disruption events or non-business days).

        On the stated maturity date, for each of your notes we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the rate of increase or decrease in the index, which we refer to as the “index return”.

        The index return will be determined as follows: First, we will subtract the initial index level (which will be set on the trade date and is expected to be the closing level of the index on the trade date) from the final index level (which will be the closing level of the index on the determination date, subject to adjustments in case of market disruption events or non-trading days). Then, we will divide the result by the initial index level, and express the resulting fraction as a percentage.

        The cash settlement amount will then be calculated as follows:

•	If the final index level is greater than the initial index level, you will be paid the face amount of your notes plus 2.0% for every 1% increase in the level of the index, subject to a cap in the appreciation of the index of 10%.
•	If the final index level is less than the initial index level but more than 90% of the initial index level, you will be paid the face amount of your notes.
•	If the final index level is less than 90% of the initial index level, you will be paid the face amount of your notes minus 1% of the face amount for every 1% decrease in the level of the index below 90%.

        The cap on the appreciation of the index, or “cap return”, will be set on the trade date and is expected to be 110%, and therefore the maximum amount you may receive at maturity will be 120.00% of the face amount of your notes (the product of the cap return and the participation rate of 200%).

        The principal of your notes is not protected and you could lose 90% of the investment in your notes. A percentage decrease of more than 10% in the level of the index over the term of the notes will reduce the payment you will receive on the maturity date below the face amount of your notes. However, the maximum payment that you could receive on the maturity date with respect to a $1,000 face amount note (the minimum denomination) is limited to $1,200.00 (an amount equal to 120.00% of the outstanding face amount). In addition, the notes do not pay interest and no other payments on your notes will be made prior to the stated maturity date. Furthermore, depending on how the final index level is calculated, the index return could be zero or negative even though the level of the index is higher than the initial index level at some time during the term of your notes.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 in this pricing supplement and the general terms of the leveraged equity index-linked notes found in “General Terms of the Leveraged Equity Index-Linked Notes” on page S-34 of the accompanying prospectus supplement no. 656.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-7 so that you may better understand those risks.

Original issue date:        , 2007

Original issue price:        % of the face amount

Underwriting discount:        % of the face amount

Net proceeds to the issuer:        % of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

        The Financial Select Sector Index and S&P® are registered trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co. The offered notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation, warranty or condition regarding the advisability of investing in the offered notes.

Goldman, Sachs & Co.

Pricing Supplement dated         , 2007

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENTS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006
Prospectus Supplement No. 656 dated August 23, 2007

SUMMARY INFORMATION

       We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 656” mean the accompanying prospectus supplement no. 656, dated August 23, 2007, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

       This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Leveraged Equity Index-Linked Notes” on page S-34 of the accompanying prospectus supplement no. 656.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: The Financial Select Sector Index, as maintained by the American Stock and Options Exchange (“AMEX”)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $          in the aggregate for all the offered notes

Payment amount: on the stated maturity date we will pay you, for each of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•	if the final index level is greater than or equal to the cap level, we will pay you an amount equal to the sum of (1) the face amount of your notes plus (2) the product of the face amount of your notes multiplied by (i) the cap return multiplied by (ii) the participation rate;
•	if the final index level is greater than the initial index level but less than the cap level, we will pay you an amount equal to (1) the face amount of your notes plus (2) the face amount of your notes multiplied by the participation rate times the index return;
•	if the final index level is equal to or less than the initial index level but greater than 90% of the initial index level, we will pay you an amount equal to the face amount of your notes; and
•	if the final index level is less than 90% of the initial index level, we will pay you an amount equal to (1) the face amount of your notes plus (2) the face amount of your notes multiplied by the buffer rate multiplied by the sum of the (x) index return plus the (y) buffer amount.

Initial index level (to be determined on the trade date): expected to be the closing level of the index on the trade date

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-38 of the accompanying prospectus supplement no. 656 and subject to adjustment as provided under “General Terms of the Leveraged Equity Index-Linked Notes — Discontinuance or Modification of an Index” on page S-40 of the accompanying prospectus supplement no. 656

Index return: the quotient of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a percentage

Buffer rate: 100%

Buffer level: 90% of the initial index level

Buffer amount: 10%, which is the quotient of (i) the initial index level minus the buffer level divided by (ii) the initial index level

Participation rate: 200%

S-2

Cap level (to be determined on the trade date): expected to be approximately 110% of the initial index level

Cap return: the quotient of (i) the cap level minus the initial index level divided by (ii) the initial index level

Closing level: the closing level of the index, or any successor index, published by the index sponsor at the regular weekday close of trading of the relevant exchanges for the stocks underlying the index on the relevant trading day

Trade date:          , 2007

Original issue date:           , 2007

Stated maturity date (to be determined on the trade date): expected to be approximately 13 months after the original issue date, unless postponed as described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-37 of the accompanying prospectus supplement no. 656

Determination date (to be determined on the trade date): expected to be the fifth scheduled trading day prior to the stated maturity date, unless postponed as described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date — Notes Linked to a Single Index” on page S-37 of the accompanying prospectus supplement no. 656

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman, Sachs & Co.

Business day: as described under “General Terms of the Leveraged Equity Index-Linked Notes — Special Calculation Provisions —Business Day” on page S-42 of the accompanying prospectus supplement no. 656

Trading day: as described under “General Terms of the Leveraged Equity Index-Linked Notes — Special Calculation Provisions — Trading Day” on page S-42 of the accompanying prospectus supplement no. 656

CUSIP no.:

S-3

HYPOTHETICAL EXAMPLES

        The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

        The examples below are based on final index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

        The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price” on page S-25 of the accompanying prospectus supplement no. 656. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	200%
Cap return	10%
No market disruption event occurs
No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index
Notes purchased on original issue date and held to the stated maturity date

        For these reasons, the actual performance of the index over the term of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the historical levels of the index during recent periods, see “The Index — Historical High, Low and Closing Levels of the Index” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the index between the date of this pricing supplement and the date of your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

        The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted below.

S-4

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
200.00%	120.00%
150.00%	120.00%
115.00%	120.00%
112.00%	120.00%
110.00%	120.00%
105.00%	110.00%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
75.00%	85.00%
50.00%	60.00%
25.00%	35.00%
0.00%	10.00%

        If, for example, the final index level were determined to be 25% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 35% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would lose 65% of your investment.

        The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to the holder of your notes on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level (expressed as a percentage of the initial index level) of less than 90% (the section left of the 90% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your notes (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

S-5

        Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-47 of the accompanying prospectus supplement no. 656.

We cannot predict the actual final index level on the determination date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the offered notes will receive at maturity and the rate of return on the offered notes will depend on the actual index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the maturity date may be very different from the information reflected in the table and chart above.

S-6

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006, and “Additional Risk Factors Specific to Your Notes” in the accompanying prospectus supplement no. 656. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

        The principal of your notes is not protected. Our cash payment on your notes on the maturity date will be based on the performance of The Financial Select Sector Index as measured from the trade date to the determination date. You may lose up to 90% of your investment in your notes.

        Also, the market price of your notes prior to the maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Pricing Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-10 of the accompanying prospectus supplement no. 656.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-27 of the accompanying prospectus supplement no. 656.

The Potential for the Value of Your Notes to Increase May Be Limited

        Your ability to participate in any change in the value of the index over the term of the notes will be limited because of the cap level which will be set on the trade date and is expected to be 110% of the initial index level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of index may rise beyond the cap level over the term of the notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying index.

S-7

Except to the Extent We Are One of the Companies Whose Common Stock Comprises The Financial Select Sector Index, There Is No Affiliation Between the Index Stock Issuers or the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by Any of the Other Index Stock Issuers or the Index Sponsor

        The common stock of Goldman Sachs is one of the stocks comprising The Financial Select Sector Index, which we call the “index stocks”. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsor. As we describe in “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — The Policies of the Applicable Index Sponsor and Changes that Affect an Index to Which Your Notes are Linked, or the Index Stocks Underlying Such Index, Could Affect the Amount Payable on Your Notes and Their Market Value” on page S-31 of the accompanying prospectus no. 656, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or any of the other index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See “The Index” below for additional information about the index.

        Neither the index sponsor nor any of the other index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your note.

S-8

THE INDEX

The Financial Select Sector Index

        The Financial Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 Index and are involved in the development or production of financial products. The S&P 500 Index is a market value weighted index of the stock of 500 companies chosen with the objective of achieving a distribution by broad industry grouping that approximates the distribution of those groupings across the U.S. common equity market.

        Companies in The Financial Select Sector Index include a wide array of diversified financial services firms whose business lines range from investment management to commercial banking. The index, was established with a value of 250.00 on June 30, 1998. Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indexes represent all of the companies in the S&P 500 Index. Additional information about the index is available on the following website: http://www.amex.com.

        We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus supplement no. 656, dated August 23, 2007, the accompanying prospectus, dated December 5, 2006, or the accompanying prospectus supplement, dated December 5, 2006.

Index Stocks

        The  following table summarizes the underlying index stocks comprising the index and the historical weighting percentage of each underlying index stock as of August 23, 2007. The actual weighting of each underlying index stock may change over the term of the notes, and may be substantially different from the historical weighting percentages shown in the table below.

Company Name	Historical Weighting Percentage as of August 23, 2007
Citigroup Inc.	8.95%
Bank of America Corporation	8.61%
American International Group, Inc.	6.51%
JPMorgan Chase & Co.	5.84%
Wells Fargo & Company	4.56%
Wachovia Corporation	3.56%
The Goldman Sachs Group, Inc.	2.71%
American Express Company	2.67%
Morgan Stanley	2.54%
Federal National Mortgage Association	2.48%
Merrill Lynch & Co., Inc.	2.47%
U.S. Bancorp	2.13%
Metlife, Inc.	1.85%
The Bank of New York Mellon Corporation	1.77%
Federal Home Loan Banks	1.59%
Prudential Financial Inc.	1.54%
Thousand Trails Inc.	1.28%
Allstate Corp.	1.27%
Washington Mutual Inc.	1.23%
Lehman Brothers Holdings Inc	1.16%
Chicago Mercantile Exchange Holdings Inc.	1.15%
Suntrust Banks Inc.	1.09%
Hartford Financial Services Group Inc.	1.07%
Capital One Financial Corp.	1.03%
Aflac Inc.	0.98%
State Street Corp.	0.95%
PNC Financial Services Group Inc.	0.93%
Regions Financial Corp.	0.86%
Franklin Resources Inc.	0.82%
BB&T Corporation	0.82%
Simon Property Group, Inc.	0.79%
Loews Corporation	0.79%
The Chubb Corporation	0.77%
SLM Corporation	0.77%
Fifth Third Bancorp	0.76%
Ace Limited	0.71%
The Charles Schwab Corporation	0.69%
The Progressive Corporation	0.62%
Lincoln National Corporation	0.62%
National City Corporation	0.60%
Principal Financial Group Inc.	0.57%
Prologis	0.57%
Marsh & McLennan Companies, Inc.	0.55%
XL Capital Ltd	0.54%
Ameriprise Financial, Inc.	0.54%
Vornado Realty Trust	0.52%
The Bear Stearns Companies Inc.	0.52%
T. Rowe Price Group, Inc.	0.51%
Keycorp	0.51%
S-9

Company Name	Historical Weighting Percentage as of August 23, 2007
Genworth Financial, Inc.	0.50%
Archstone-Smith Trust	0.49%
Countrywide Financial Corporation	0.49%
Aon Corporation	0.47%
Discover Financial Services	0.47%
General Growth Properties, Inc.	0.46%
Equity Residential	0.45%
Boston Properties, Inc.	0.44%
Marshall & Ilsley Corporation	0.43%
Legg Mason, Inc.	0.43%
Northern Trust Corporation	0.43%
Host Hotels & Resorts Inc.	0.43%
Moody’s Corporation	0.40%
Kimco Realty Corporation	0.35%
Synovus Financial Corp.	0.35%
Public Storage, Inc.	0.35%
Avalonbay Communities, Inc.	0.34%
Comerica Incorporated	0.34%
Unumprovident Corp	0.34%
Compass Bancshares, Inc.	0.33%
Zions Bancorporation	0.30%
M&T Bank Corporation	0.30%
MBIA Inc.	0.29%
Plum Creek Timber Company, Inc.	0.28%
Cincinnati Financial Corporation	0.28%
Cit Group Inc.	0.27%
Commerce Bancorp, Inc.	0.27%
American Capital Strategies Ltd.	0.27%
Hudson City Bancorp, Inc.	0.26%
Sovereign Bancorp, Inc.	0.25%
E*TRADE Financial Corporation	0.25%
Ambac Financial Group, Inc.	0.24%
Developers Diversified Realty Corporation	0.24%
Huntington Bancshares Incorporated	0.24%
Safeco Corporation	0.24%
Torchmark Corporation	0.22%
CB Richard Ellis Group, Inc.	0.22%
Assurant, Inc.	0.19%
Janus Capital Group Inc.	0.18%
Apartment Investment and Management Company	0.16%
First Horizon National Corporation	0.14%
Federated Investors, Inc.	0.12%
MGIC Investment Corporation	0.11%

Historical Closing Levels of the Index

        The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your note. You should not take the historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

        The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

        The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2002, 2003, 2004, 2005 and 2006, and the first three calendar quarters of 2007, through August 23, 2007. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of
The Financial Select Sector Index

	High	Low	Close
2002
Quarter ended March 31	275.53	243.21	271.24
Quarter ended June 30	274.52	242.38	249.75
Quarter ended September 30	248.12	195.41	206.07
Quarter ended December 31	235.54	185.49	220.08
2003
S-10

	High	Low	Close
Quarter ended March 31	236.65	194.98	207.60
Quarter ended June 30	258.27	212.23	244.59
Quarter ended September 30	261.72	246.68	253.36
Quarter ended December 31	281.54	260.14	281.54
2004
Quarter ended March 31	302.36	280.05	293.58
Quarter ended June 30	296.52	270.57	284.94
Quarter ended September 30	291.93	271.54	284.25
Quarter ended December 31	304.93	272.79	304.72
2005
Quarter ended March 31	304.44	280.50	283.50
Quarter ended June 30	295.76	275.35	293.84
Quarter ended September 30	302.39	289.72	294.05
Quarter ended December 31	322.39	284.96	316.06
2006
Quarter ended March 31	330.10	312.09	324.25
Quarter ended June 30	339.55	312.51	321.79
Quarter ended September 30	346.13	315.09	345.29
Quarter ended December 31	370.52	344.06	367.14
2007
Quarter ended March 31	377.70	345.03	354.52
Quarter ended June 30	377.19	352.59	359.81
Quarter ending September 30, 2007 (through August 23, 2007)	366.10	318.67	341.99

License Agreement

        We will enter into a non-exclusive license agreement with Standard &Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), whereby we and our affiliates, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with Standard & Poor’s; the only relationships between Standard & Poor’s and us are the licensing of the use of the index and trademarks relating to the index and the inclusion of our common stock as one of the Standard & Poor’s index stocks comprising The Financial Select Sector Index, as published by AMEX.

        Neither Goldman, Sachs & Co. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index.

        The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of The Financial Select Sector Index to track general stock market performance. Standard & Poor’s only relationship to Goldman, Sachs & Co. is the licensing of certain trademarks and trade names of Standard & Poor’s and of The Financial Select Sector Index, which index is determined, composed and calculated by S&P without regard to Goldman, Sachs & Co. or the offered notes. Standard & Poor’s has no obligation to take the needs of Goldman, Sachs & Co. or the owners of the offered notes into consideration in determining, composing or calculating The Financial Select Sector Index. Standard & Poor’s is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the offered notes.

        STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE FINANCIAL SELECT SECTOR INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN, SACHS & CO., OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE FINANCIAL SELECT SECTOR INDEX OR ANY DATA INCLUDED

S-11

THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE FINANCIAL SELECT SECTOR INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor’s. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

S-12

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained $ in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-7
The Index	S-9

Prospectus Supplement No. 656 dated August 23, 2007
Summary Information	S-3
Hypothetical Returns on Leveraged Equity Index-Linked Notes	S-10
Additional Risk Factors Specific to Leveraged Equity Index-Linked Notes	S-25
General Terms of Leveraged Index-Linked Notes	S-33
Use of Proceeds and Hedging	S-45
Supplemental Discussion of Federal Income Tax Consequences	S-47
Employee Retirement Income Security Act	S-51
Supplemental Plan of Distribution	S-52
The Indices	A-1
Dow Jones Euro STOXX 50® Index	A-1
Dow Jones Industrial AverageSM	A-5
FTSE™ 100 Index	A-7
Hang Seng Index®	A-8
MSCI® EAFE Index	A-10
MSCI Taiwan IndexSM	A-14
NASDAQ-100 Index®	A-16
Nikkei 225 Index	A-20
PHLX Housing SectorSM Index	A-23
PHLX Oil Service SectorSM Index	A-26
Russell 2000® Index	A-28
S&P 500® Index	A-31
TOPIX® Index	A-34

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$

The Goldman Sachs
Group, Inc.

Leveraged Equity Index-Linked Notes due 2008
(Linked to The Financial Select Sector Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.